Exhibit 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. and Home Savings

Announce New Board Member

YOUNGSTOWN, Ohio (October 21, 2013) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company, is pleased to welcome Zahid Afzal as the newest member of both the UCFC and Home Savings Boards of Directors. His appointment was effective October 15, 2013.

Mr. Afzal has more than 26 years of experience as a senior information technology and business executive for some of the top global and regional financial services and progressive technology companies, including Huntington National Bank, Bank of America, Broadslate Networks, Citibank and MCI Telecommunications. Most recently, Mr. Afzal was the Senior Executive Vice President, Chief Information Officer (CIO) for Huntington National Bank.

During his time at Huntington, Mr. Afzal managed companywide information technology, and he also was responsible for Huntington’s banking business operations and eCommerce functions. Due to his strong background and achievements in information technology, Mr. Afzal was honored as one of ComputerWorld’s Top 100 CIOs.

Patrick Bevack, President and CEO of Home Savings and UCFC, stated that: “Zahid’s broad experience in banking will be an invaluable asset to both Home Savings and United Community. With his extensive knowledge of information technology and risk management, we believe Zahid will have an immediate impact on our goals to further strengthen our enterprise wide risk management program and develop information technology strategies that enable us to efficiently grow our business and improve customer service.”

A graduate of the University of Karachi with a Bachelor of Science in Mathematics and minors in Physics and Chemistry, Mr. Afzal furthered his studies at Strayer University, Duke University’s Fuqua Business College and The Ohio State University. Currently Mr. Afzal serves as a board member of the Ohio Foundation of Independent Colleges, Bowling Green State University’s College of Business, and the Groundwork Group.

A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 33 full-service banking offices and 9 loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

###